UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

September 25, 2017

Date of Report (date of earliest event reported)

GME Innotainment, Inc.

(Exact name of Registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-54446 (Commission File Number)	59-2318378 (IRS Employer Identification No.)

102 S TEJON ST STE 1100

COLORADO SPRINGS, CO 80903-2253

(Address of principal executive offices) (Zip Code)

408-996-1010

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry Into Material Definitive Agreement

On September 25, 2017, the Company entered into a Securities Exchange Agreement with PureSafe Water Systems, Inc. (“Seller”) through which the Company purchased 100% of the outstanding common stock of Sustainable Resources Corporation, a Delaware corporation (“Sustainable”), in exchange for the issuance by the Company of a $3,000,000 non-convertible promissory note bearing a 5% per annum interest rate with a five year term. As part of the Agreement, the Company granted to Seller a twelve (12) month option to purchase up to thirty percent (30%) of the Company’s then outstanding common stock (at time of exercise of option by Seller) at a price equal to seventy five percent (75%) of the average of trading prices during the first thirty (30) days following the closing. The Agreement constitutes a tax-free exchange and is attached as Exhibit 4.1. The promissory note executed as part of the Agreement is attached as Exhibit 4.2. The parties also entered into a Royalty Agreement that is attached as Exhibit 4.3 and provides for the delivery of a five percent royalty of the gross revenue earned by Sustainable beginning on July 1, 2018.

Sustainable holds licenses to produce a unique patented mobile and stationary water filtration system that was designed to be both an emergency response water filtration system, as well as, a permanent solution where drinkable water is not available for Government entities, companies and organizations. The self-contained and self-powered water filtration system can be mobilized to a site and within 30 minutes will produce drinking quality water from flood waters, surface and fresh water, desalinating ocean and/or brackish waters. This mid-range, 30,000 gallon per day system has also found a huge application in known contaminated water sources where water clarity, water borne disease and high bacteria content exist, and where mobile, self-contained systems are applicable to bring clean water to the population wherever they are located. The system can dispense water in bulk, by container or in half liter plastic bags to suit the situation.

Item 5.01 Changes in Control of Registrant.

On September 25, 2017, in connection with the Securities Exchange Agreement, Lisa Demmons assigned 43,755,932 shares of common stock in the Company to Yves Michel.    Based on the 64,629,912 shares of outstanding shares of the Company’s common stock as of August 31, 2017, this transaction resulted in Mr. Michel holding 67.7% of outstanding shares and voting rights of the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2017, Matthew Miller resigned as Chief Executive Officer, Chief Financial Officer, and Director of the Company.

On September 25, 2017, a majority voting block of shareholders appointed and elected Yves R. Michel (52) as Chief Executive Officer, Chief Financial Officer and Director of the Company, respectively, at an annual salary of $150,000.00, plus a commission of 6.5% of Sustainable’s gross sales generated by him.  Prior to that, Mr. Michel was the President and Chief Operating Officer for PureSafe™ Water Systems, Inc., as well as the President of Sustainable.  Mr. Michel joined the organization in 2015 as the Director of Global Sales & Marketing and subsequently became the President and COO.  He was responsible for overseeing the daily operations of the organization.   Mr. Michel was also the former Commissioner of Economic Development and Workforce Housing for the County of Suffolk, New York, which is the ninth largest County in the United States that spans 900 square miles and has a population of 1.5 million people.  Mr. Michel was also the Chief Executive Officer of the Brookhaven Industrial Development Agency and Deputy Director of Economic Development for the Town of Brookhaven.   With more than 25 years of private sector experience, Mr. Michel was Vice President of Sales and Distribution for the Americas with REALVIZ Corporation, and also held executive positions at Hewlett-Packard, Autodesk and Silicon Graphics, Inc.

Item 8.01 Other Events.

ITEM 9.01. Financial Statements and Exhibits.

NUMBER	EXHIBIT
4.1 4.2 4.3	Securities Exchange Agreement dated September 25, 2017 Promissory Note dated September 25, 2017 Royalty Agreement dated September 25, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GME INNOTAINMENT, INC.

Date: September 28, 2017	By:	/s/ Yves Michel
Yves Michel
Chief Executive Officer and Director